UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2021

BGC Partners, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-28191	13-4063515
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

499 Park Avenue, New York, NY 10022

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 610-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value	BGCP	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 26, 2021, Tower Bridge (One) Limited (the “Seller”), an indirect subsidiary of BGC Partners, Inc. (“BGC Partners”), and BGC Partners (as the Seller guarantor) entered into an Agreement (the “Purchase Agreement”) with Ardonagh Specialty Holdings 2 Limited (the “Buyer”) and The Ardonagh Group Limited (as the Buyer guarantor). The Purchase Agreement provides that at closing, the Buyer will purchase the entire issued share capital (the “Shares”) of each of Ed Broking Group Limited and Besso Insurance Group Limited (each wholly owned subsidiaries of the Seller) (together, the “Group”), for a purchase price of $500 million in cash to be paid at closing (the “Proposed Transaction”). These entities represent the BGC Partners’ insurance brokerage business.  The $500 million in cash to be paid at closing is subject to adjustment for working capital calculations.

Each party makes customary representations and warranties in the Purchase Agreement, as well as customary covenants relating to the operations of the Group and the Proposed Transaction between signing and closing. The parties have agreed to certain additional covenants, including that for three years after the consummation of the Proposed Transaction, the Seller shall ensure that BGC Partners and its subsidiaries will not engage in the operation of a competing business, subject to certain exceptions.

The Purchase Agreement provides that consummation of the Proposed Transaction is subject to the satisfaction or waiver of certain conditions, including obtaining approval from certain regulatory authorities in respect of the change of ownership of the Group (the “Regulatory Conditions”). The Purchase Agreement is also subject to termination under certain circumstances, including if: (i) the Regulatory Conditions are not satisfied within five months following submission of the relevant applications, subject to certain extensions; (ii) a material adverse change (limited to significant regulatory issues only) occurs; or (iii) either party gives notice of termination due to the other party’s non-compliance with its respective covenants in relation to closing under the Purchase Agreement.

Equity awards previously granted by BGC Partners to employees of its insurance brokerage business will be converted into the right to receive a cash payment from BGC Partners; 50% vests and is paid in cash at closing of the Proposed Transaction and 50% vests and is paid in cash two years after closing, if the applicable employee remains an employee of the Buyer.

Cantor Fitzgerald & Co. served as advisor to the Seller and, upon the closing of the Proposed Transaction, will receive a fee consistent with market rates in connection with the Proposed Transaction.

The Proposed Transaction is currently expected to close in the second half of 2021, subject to receipt of the required regulatory approvals and satisfaction of other closing conditions.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such document.

On May 26, 2021, BGC Partners issued a press release announcing the Proposed Transaction. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference in response to this Item 1.01.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT INDEX

Exhibit Number	Description

99.1	BGC Partners, Inc. press release dated May 26, 2021

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

BGC Partners, Inc.

Date: May 26, 2021	By:	/s/ Howard W. Lutnick
	Name:	Howard W. Lutnick
	Title:	Chairman of the Board and Chief Executive Officer

[Signature Page to Form 8-K, dated May 26, 2021, regarding Signing of Sale of Insurance Brokerage Business]